                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-71585

PROSPECTUS SUPPLEMENT
(To prospectus dated April 21, 1999)

                                  $200,000,000

                       Cabot Industrial Properties, L.P.

                           Series A Medium-Term Notes
                   Due Nine Months or More From Date of Issue

                                ---------------

The Company: Cabot Industrial Properties, L.P., a Delaware limited partnership. Our principal executive office is located at Two Center Plaza, Suite 200, Boston, Massachusetts 02108 and our telephone number is (617) 723-0900.

Terms: We plan to offer and sell Notes with various terms, including the following:

    .  Ranking as senior                .  Interest at fixed or floating
       indebtedness of the                 rates, or no interest at all
       Company

                                        .  The floating interest rate may be
    .  Stated maturities of 9              based on one or more of the
       months or more from date            following indices plus or minus a
       of issue                            spread and/or multiplied by a
                                           spread multiplier:
                                         .  CD rate
    .  Redemption and/or                                   .  Federal
       repayment provisions, if          .  CMT rate          funds rate
       applicable, whether                                 .  LIBOR
       mandatory or at the option        .  Commercial paper
       of the Company or                    rate
       Noteholders                                         .  Prime
                                                              rate
                                         .  Eleventh
    .  Payments in U.S. dollars             district       .  Treasury
       or one or more foreign               cost              rate
       currencies                           of funds
                                            rate

                                        .  Interest payments on fixed
    .  Minimum denominations of            rate Notes on a semiannual
       $1,000 or other specified           basis
       denominations for foreign
       currencies

                                        .  Interest payments on floating
                                           rate Notes on a monthly,
    .  Book-entry (through The             quarterly, semiannual or
       Depository Trust Company)           annual basis
       or certificated form

     We will specify the final terms for each Note, in the applicable pricing supplement. These terms may be different from the terms described in this prospectus supplement.

     Investing in the Notes involves risks. See "Risk Factors" beginning on page S-2.

                                ---------------

                       Public      Agent's Discounts
                   Offering Price   and Commissions    Proceeds to Cabot L.P.
                   -------------- ------------------- -------------------------
     Per Note
      (1).........          100%       .125% to .750%        99.875% to 99.250%
     Total (2)....  $200,000,000  $250,000-$1,500,000 $199,750,000-$198,500,000

    (1) We may issue Notes at a discount or a premium to applicable principal amount. If we do, the Public Offering Price and the proceeds to Cabot L.P. will be set forth in the applicable pricing supplement.
    (2) Or the equivalent thereof in one or more foreign currencies.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     We may sell Notes to the Agents referred to below as principal for resale at varying or fixed offering prices or through the Agents as agent using their reasonable efforts on our behalf. We may also sell Notes without the assistance of any Agent.

     If we sell other securities referred to in the accompanying prospectus, we may be limited in offering and selling the entire amount of Notes referred to in this prospectus supplement.

                                ---------------

Merrill Lynch & Co.
          BNY Capital Markets, Inc.
                     Chase Securities Inc.
                                 First Union Securities, Inc.
                                            Goldman, Sachs & Co.
                                                               J.P. Morgan & Co.

                                ---------------

          The date of this prospectus supplement is September 7, 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUPPLEMENT
RISK FACTORS...............................................................  S-2
RATIO OF EARNINGS TO FIXED CHARGES.........................................  S-3
DESCRIPTION OF NOTES.......................................................  S-4
SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES...................... S-23
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.................... S-25
PLAN OF DISTRIBUTION....................................................... S-34
PROSPECTUS
RISK FACTORS...............................................................    1
ABOUT THIS PROSPECTUS......................................................    8
WHERE YOU CAN FIND MORE INFORMATION........................................    9
FORWARD LOOKING STATEMENTS.................................................   10
CABOT TRUST AND CABOT L.P..................................................   10
USE OF PROCEEDS............................................................   11
RATIOS OF EARNINGS TO FIXED CHARGES........................................   11
DESCRIPTION OF DEBT SECURITIES.............................................   11
DESCRIPTION OF GUARANTEES OF DEBT SECURITIES...............................   23
DESCRIPTION OF DEPOSITARY SHARES...........................................   34
SELECTED PROVISIONS OF MARYLAND
  LAW AND OF CABOT TRUST'S DECLARATION OF TRUST AND BYLAWS.................   38
CABOT L.P. PARTNERSHIP AGREEMENT...........................................   42
FEDERAL INCOME TAX CONSEQUENCES............................................   44
PLAN OF DISTRIBUTION.......................................................   54
LEGAL MATTERS..............................................................   55
EXPERTS....................................................................   55
INFORMATION CONCERNING CABOT L.P. .........................................   56
INDEX TO FINANCIAL STATEMENTS..............................................  F-1

   You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not, and the Agents have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not and the Agents are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of its date.

   References in this prospectus supplement to "Cabot L.P.," "the Partnership," "we," "us" or "our" are to Cabot Industrial Properties, L.P. and its subsidiaries. All references to "Cabot Trust" mean Cabot Industrial Trust, including Cabot L.P.

                                  RISK FACTORS

   Your investment in the Notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the Notes is suitable for you. Notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components.

Notes Indexed to Interest Rate, Currency or Other Indices or Formulas May Have Risks Not Associated With a Conventional Debt Security

   If you invest in Notes indexed to one or more interest rates, currency or other indices or formulas, you will be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the particular indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest or that you will receive principal, premium or interest at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the Notes contains a multiplier or leverage factor, the effect of any change in the particular index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future.

Redemption May Adversely Affect Your Return on the Notes

   If your Notes are redeemable at our option, we may choose to redeem your Notes at times when prevailing interest rates are relatively low. In addition, if your Notes are subject to mandatory redemption, we may be required to redeem your Notes also at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as your Notes being redeemed.

There May Not Be Any Trading Market for Your Notes; Many Factors Affect the Trading and Market Value of Your Notes

   Your Notes will not have an established trading market. We cannot assure you a trading market for your Notes will ever develop or be maintained if developed. In addition to our creditworthiness, many factors affect the trading market for, and trading value of, your Notes. These factors include:

  . the complexity and volatility of the index or formula applicable to your Notes,

  . the method of calculating the principal, premium and interest in respect of your Notes,

  . the time remaining to the maturity of your Notes,

  . the outstanding amount of Notes related to your Notes,

  . any redemption features of your Notes,

  . the amount of other debt securities linked to the index or formula applicable to your Notes, and

  . the level, direction and volatility of market interest rates generally.

   There may be a limited number of buyers when you decide to sell your Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all. In addition, Notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility than those not so designed. You should not purchase Notes unless you understand and know you can bear all of the investment risks involving your Notes.

Foreign Currency Notes Are Subject to Exchange Rate and Exchange Control Risks

   If you invest in Notes that are denominated and/or payable in a currency other than U.S. dollars ("Foreign Currency Notes"), you will be subject to significant risks not associated with an investment in a debt security denominated and payable in U.S. dollars, including the possibility of material changes in the exchange rate between U.S. dollars and the applicable foreign currency and the imposition or modification of exchange controls by the applicable governments. We have no control over the factors that generally affect these risks, including economic, financial and political events and the supply and demand for the applicable currencies. Moreover, if payments on your Foreign Currency Notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, exchange rates between certain currencies have been highly volatile and volatility between these currencies or with other currencies may be expected in the future. Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of your Foreign Currency Notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or any earlier redemption of your Foreign Currency Notes and, generally, in the U.S. dollar equivalent market value of your Foreign Currency Notes.

   Governmental exchange controls could affect exchange rates and the availability of the payment currency for your Foreign Currency Notes on a required payment date. Even if there are no exchange controls, it is possible that your payment currency will not be available on a required payment date for circumstances beyond our control. In these cases, we will be allowed to satisfy our obligations in respect of your Foreign Currency Notes in U.S. dollars.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

   The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your Notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, your Notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

   We have computed the ratios of earnings to fixed charges and preferred distributions by dividing income from continuing operations, plus fixed charges, plus amortization of capitalized interest, plus distributed income of equity investees, less interest capitalized, less preferred distributions, by fixed charges. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt premiums, discounts and issuance costs and preferred distributions.

                                                                       Period
                                                                        Ended
                                                                      December
                                                                         31,
                                                       Period Ended
                                                       June 30, 2000 1999  1998
                                                       ------------- ----- -----
   Ratio of Earnings to Fixed Charges.................     1.83x     2.47x 7.25x

                            DESCRIPTION OF THE NOTES

   We will issue the Notes as a series of Debt Securities under an Indenture, dated as of April 30, 1999, as supplemented and amended by a Supplemental Indenture No. 1, dated as of May 4, 1999 and a Supplemental Indenture No. 2, dated as of September 7, 2000 (collectively, as amended or modified from time to time (the "Indenture"), with The Bank of New York, as trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture. The term "Debt Securities," as used in this prospectus supplement, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indenture. The following description of Notes will apply to each Note offered hereby unless otherwise specified in the applicable pricing supplement.

General

   All of our Debt Securities, including the Notes, that we have issued or will issue under the Indenture will be unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The Indenture does not limit the aggregate amount of Debt Securities that we may issue thereunder. Accordingly, we may issue Debt Securities from time to time in one or more series up to the aggregate initial offering price authorized by us for the particular series. As of the date of this prospectus supplement, we have not issued any medium-term notes that are part of the same series as the Notes.

   We may, from time to time, without the consent of the registered holders of the Notes, issue medium-term notes that are part of the same series as the Notes or other Debt Securities under the Indenture in addition to the $200,000,000 aggregate initial offering price of Notes offered hereby. In addition, we may, from time to time, without the consent of the registered holders of the Notes, issue additional Notes or other Debt Securities having the same terms as previously issued Notes (other than the date of issuance, the date interest, if any, begins to accrue and the offering price, which may vary) that will form a single issue with the previously issued Notes.

   The Notes are currently limited to up to $200,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign currencies. However, the $200,000,000 aggregate initial offering price of Notes offered hereby may be reduced by our sale of other securities referred to in the accompanying prospectus. Notes that bear interest will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable pricing supplement. We may also issue Discount Notes, Indexed Notes and Amortizing Notes, as specified in the applicable pricing supplement.

   Each Note will mature on any day nine months or more from its date of issue (the "Stated Maturity Date"), as specified in the applicable pricing supplement, unless the principal thereof (or, any installment of principal thereof) becomes due and payable prior to the Stated Maturity Date, whether, as applicable, by the declaration of acceleration of maturity, notice of redemption at our option, notice of the registered holder's option to elect repayment or otherwise (the Stated Maturity Date or any date prior to the Stated Maturity Date on which the particular Note becomes due and payable, as the case may be, is referred to as the "Maturity Date" with respect to the principal of the particular Note repayable on that date).

   Unless otherwise specified in the applicable pricing supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof will be made in, United States dollars. The Notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof may be made in, one or more foreign currencies. See "Special Provisions Relating to Foreign Currency Notes--Payment of Principal, Premium, if any, and Interest, if any." The currency in which a Note is denominated (or, if that currency is no longer legal tender for the payment of public and private debts in the country issuing that currency or, in the case of Euro, in the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, the currency which is then legal tender in the related country or in the adopting member states of the European Union, as the case may be) is referred to as the "Specified Currency" with respect to the particular Note. References to "United States dollars", "U.S. dollars" or "$" are to the lawful currency of the United States of America (the "United States").

   You will be required to pay for your Notes in the Specified Currency. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. The Agent from or through which a Foreign Currency Note is purchased may be prepared to arrange for the conversion of United States dollars into the Specified Currency in order to enable you to pay for your Foreign Currency Note, provided that you make a request to that Agent on or prior to the fifth Business Day (as defined below) preceding the date of delivery of the particular Foreign Currency Note, or by any other day determined by that Agent. Each conversion will be made by an Agent on the terms and subject to the conditions, limitations and charges as that Agent may from time to time establish in accordance with its regular foreign exchange practices. You will be required to bear all costs of exchange in respect of your Foreign Currency Note. See "Special Provisions Relating to Foreign Currency Notes."

   Interest rates that we offer on the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of Notes from time to time, but no change of terms will affect any Note we have previously issued or as to which we have accepted an offer to purchase.

   We will issue each Note as a Book-Entry Note represented by one or more fully registered Global Securities or as a fully registered Certificated Note. The minimum denominations of each Note other than a Foreign Currency Note will be $1,000 and integral multiples of $1,000, while the minimum denominations of each Foreign Currency Note will be specified in the applicable pricing supplement.

   We will make payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Notes through the Trustee to the Depositary. See "--Book-Entry Notes." In the case of Certificated Notes, we will make payments of principal of, and premium, if any, on, the Maturity Date in immediately available funds upon presentation and surrender thereof (and, in the case of any repayment on an Optional Repayment Date, upon submission of a duly completed election form if and as required by the provisions described below) at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee located at 101 Barclay Street, New York, New York 10286. We will make payments of interest, if any, on the Maturity Date of a Certificated Note to the person to whom payment of the principal thereof and premium, if any, thereon shall be made. We will make payments of interest, if any, on a Certificated Note on any Interest Payment Date (as defined below) other than the Maturity Date by check mailed to the address of the registered holder entitled thereto appearing in the Security Register. Notwithstanding the foregoing, we will make payments of interest, if any, on any Interest Payment Date other than the Maturity Date to each registered holder of $10,000,000 (or, if the Specified Currency is other than United States dollars, the equivalent thereof in the particular Specified Currency) or more in aggregate principal amount of Certificated Notes (whether having identical or different terms and provisions) by wire transfer of immediately available funds if the applicable registered holder has delivered appropriate wire transfer instructions in writing to the Trustee not less than 15 days prior to the particular Interest Payment Date. Any wire transfer instructions received by the Trustee shall remain in effect until revoked by the applicable registered holder. For special payment terms applicable to Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes--Payment of Principal, Premium, if any, and Interest, if any."

   "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to Foreign Currency Notes, the day must also not be a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the Specified Currency (or, if the Specified Currency is Euro, the day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided, further, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, the day must also be a London Banking Day (as defined below). "London Banking Day" means a day on which commercial banks are open for business (including dealings in the LIBOR Currency (as defined below)) in London.

   "Principal Financial Center" means, as applicable:

  . the capital city of the country issuing the Specified Currency; or

  . the capital city of the country to which the LIBOR Currency relates;

provided, however, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney and (solely in the case of the Specified Currency) Melbourne, Toronto, Frankfurt, Amsterdam, Milan, London (solely in the case of the LIBOR Currency), Johannesburg and Zurich, respectively.

   Book-Entry Notes may be transferred or exchanged only through the Depositary. See "--Book-Entry Notes." Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee. No service charge will be imposed for any such registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than certain exchanges not involving any transfer).

   The defeasance and covenant defeasance provisions contained in the Indenture shall apply to the Notes.

Redemption at the Option of the Company; No Sinking Fund

   If an Initial Redemption Date is specified in the applicable pricing supplement, we may redeem the particular Notes prior to their Stated Maturity Date at our option on any date on or after that Initial Redemption Date in whole or from time to time in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or other minimum authorized denomination applicable thereto), at the applicable Redemption Price (as defined below), together with unpaid interest accrued thereon to the date of redemption. We must give written notice to registered holders of the particular Notes to be redeemed at our option not more than 60 nor less than 30 calendar days prior to the date of redemption. "Redemption Price", with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable pricing supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount thereof to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount thereof to be redeemed. For a discussion of the redemption of Discount Notes, see "-- Discount Notes."

   The Notes will not be subject to, or entitled to the benefit of, any sinking fund.

Repayment at the Option of the Holder

   If one or more Optional Repayment Dates are specified in the applicable pricing supplement, registered holders of the particular Notes may require us to repay those Notes prior to their Stated Maturity Date on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or other minimum authorized denomination applicable thereto), at a repayment price equal to 100% of the unpaid principal amount thereof to be repaid, together with unpaid interest accrued thereon to the date of repayment. A registered holder's exercise of the repayment option will be irrevocable. For a discussion of the repayment of Discount Notes, see "--Discount Notes."

   For any Note to be repaid, the Trustee must receive, at its corporate trust office in the Borough of Manhattan, The City of New York, not more than 60 nor less than 30 calendar days prior to the date of repayment, the particular Notes to be repaid and:

  . in the case of a Certificated Note, the form entitled "Option to Elect
    Repayment" duly completed; or

  . in the case of a Book-Entry Note, repayment instructions from the applicable Beneficial Owner (as defined below) to the Depositary and forwarded by the Depositary.

   Only the Depositary may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, Beneficial Owners of Global Securities that desire to have all or any portion of the Book-Entry Notes represented thereby repaid must instruct the Participant (as defined below) through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by forwarding the repayment instructions to the Trustee as aforesaid. In order to ensure that these instructions are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before that Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult their Participants for the respective deadlines. All instructions given to Participants from Beneficial Owners of Global Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time repayment instructions are given, each Beneficial Owner shall cause the Participant through which it owns its interest to transfer the Beneficial Owner's interest in the Global Security representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "--Book-Entry Notes."

   If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of Notes at the option of the registered holders thereof.

   We may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the Trustee for cancellation.

Interest

   Each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable pricing supplement, until the principal thereof is paid. We will make interest payments in respect of Fixed Rate Notes and Floating Rate Notes in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

   Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. The first payment of interest on any Note originally issued between a Record Date (as defined below) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the registered holder on the next succeeding Record Date. The "Record Date" shall be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

 Fixed Rate Notes

   Interest on Fixed Rate Notes will be payable on May 1 and November 1 of each year or on any other date(s) specified in the applicable pricing supplement (each, an "Interest Payment Date" with respect to Fixed Rate Notes) and on the Maturity Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

   If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

 Floating Rate Notes

   Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include:

  . the CD Rate,

  . the CMT Rate,

  . the Commercial Paper Rate,

  . the Eleventh District Cost of Funds Rate,

  . the Federal Funds Rate,

  . LIBOR,

  . the Prime Rate,

  . the Treasury Rate, or

  . any other Interest Rate Basis or interest rate formula as may be specified in the applicable pricing supplement.

   The applicable pricing supplement will specify certain terms of the Floating Rate Notes being offered thereby, including:

  . whether the Floating Rate Note is:

  . a "Regular Floating Rate Note,"

  . a "Floating Rate/Fixed Rate Note" or

  . an "Inverse Floating Rate Note,"

  . the Fixed Rate Commencement Date, if applicable,

  . Fixed Interest Rate, if applicable,

  . Interest Rate Basis or Bases,

  . Initial Interest Rate, if any,

  . Interest Reset Dates,

  . Interest Payment Dates,

  . Index Maturity,

  . Maximum Interest Rate and/or Minimum Interest Rate, if any,

  . Spread and/or Spread Multiplier, or

  . if one or more of the applicable Interest Rate Bases is LIBOR, the LIBOR
    Currency and LIBOR Page.

   The rate derived from the applicable Interest Rate Basis will be determined in accordance with the related provisions below. The interest rate in effect on each day will be based on:

  . if that day is an Interest Reset Date, the rate determined as of the Interest Determination Date (as defined below) immediately preceding that Interest Reset Date, or

  . if that day is not an Interest Reset Date, the rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

   The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to a Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to a Floating Rate Note by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

   Regular Floating Rate Notes. Unless a Floating Rate Note is designated as a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note, or as having an Addendum attached or having Other/Additional Provisions apply, in each case relating to a different interest rate formula, the particular Floating Rate Note will be a Regular Floating Rate Note and will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

  . plus or minus the applicable Spread, if any, and/or

  . multiplied by the applicable Spread Multiplier, if any.

   Commencing on the first Interest Reset Date, the rate at which interest on a Regular Floating Rate Note is payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

   Floating Rate/Fixed Rate Notes. If a Floating Rate Note is designated as a Floating Rate/Fixed Rate Note, the particular Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

  . plus or minus the applicable Spread, if any, and/or

  . multiplied by the applicable Spread Multiplier, if any.

   Commencing on the first Interest Reset Date, the rate at which interest on a Floating Rate/Fixed Rate Note is payable will be reset as of each Interest Reset Date; provided, however, that:

  . the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate; and

  . the interest rate in effect commencing on the Fixed Rate Commencement
    Date will be the Fixed Interest Rate, if specified in the applicable pricing supplement, or, if not so specified, the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date.

   Inverse Floating Rate Notes. If a Floating Rate Note is designated as an "Inverse Floating Rate Note," the particular Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases:

  . plus or minus the applicable Spread, if any, and/or

  . multiplied by the applicable Spread Multiplier, if any;

   provided, however, that interest on an Inverse Floating Rate Note will not be less than zero. Commencing on the first Interest Reset Date, the rate at which interest on an Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

   Interest Reset Dates. The applicable pricing supplement will specify the dates on which the rate of interest on a Floating Rate Note will be reset (each, an "Interest Reset Date"), and the period between Interest Reset Dates will be the "Interest Reset Period". The Interest Reset Dates will be, in the case of Floating Rate Notes which reset:

  . daily--each Business Day;

  . weekly--the Wednesday of each week, with the exception of weekly reset
    Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below under "--Interest Determination Dates";

  . monthly--the third Wednesday of each month, with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month;

  . quarterly--the third Wednesday of March, June, September and December of each year;

  . semiannually--the third Wednesday of the two months specified in the applicable pricing supplement; and

  . annually--the third Wednesday of the month specified in the applicable pricing supplement;

   provided however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the particular Fixed Rate Commencement Date.

   If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, the particular Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and that Business Day falls in the next succeeding calendar month, the particular Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a Floating Rate Note as to which the Treasury Rate is an applicable Interest Rate Basis, if the Interest Determination Date would otherwise fall on an Interest Reset Date, the particular Interest Reset Date will be postponed to the next succeeding Business Day.

   Interest Determination Dates. The interest rate applicable to an Interest Reset Period commencing on the related Interest Reset Date will be determined by reference to the applicable Interest Rate Basis as of the particular "Interest Determination Date", which will be:

  . with respect to the Federal Funds Rate and the Prime Rate--the Business
    Day immediately preceding the related Interest Reset Date;

  . with respect to the CD Rate, the CMT Rate and the Commercial Paper Rate-- the second Business Day preceding the related Interest Reset Date;

  . with respect to the Eleventh District Cost of Funds Rate--the last working day of the month immediately preceding the related Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index (as defined below);

  . with respect to LIBOR--the second London Banking Day preceding the related Interest Reset Date; and

  . with respect to the Treasury Rate--the day in the week in which the related Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (i.e., Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the Interest Determination Date will be the preceding Friday.

   The Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two

Business Days before the related Interest Reset Date for the applicable Floating Rate Note on which each Interest Reset Basis is determinable.

   Calculation Dates. The Bank of New York will be the "Calculation Agent." The interest rate applicable to each Interest Reset Period will be determined by the Calculation Agent on or prior to the Calculation Date (as defined below), except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be determined on the particular Interest Determination Date. Upon request of the registered holder of a Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to the particular Floating Rate Note. The "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of:

  . the tenth calendar day after the particular Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day; or

  . the Business Day immediately preceding the applicable Interest Payment
    Date or the Maturity Date, as the case may be.

   Maximum and Minimum Interest Rates. A Floating Rate Note may also have either or both of the following:

  . a maximum numerical limitation, or ceiling, that may accrue during any Interest Reset Period (a "Maximum Interest Rate"); and

  . a minimum numerical limitation, or floor, that may accrue during any Interest Reset Period (a "Minimum Interest Rate").

   In addition to any Maximum Interest Rate that may apply to a Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

   Interest Payments. The applicable pricing supplement will specify the dates on which interest on Floating Rate Notes is payable (each, an "Interest Payment Date" with respect to Floating Rate Notes). The Interest Payment Dates will be, in the case of Floating Rate Notes which reset:

  . daily, weekly or monthly--the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

  . quarterly--the third Wednesday of March, June, September and December of each year;

  . semiannually--the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

  . annually--the third Wednesday of the month of each year specified in the applicable pricing supplement.

   In addition, the Maturity Date will also be an Interest Payment Date.

   If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and that Business Day falls in the next succeeding calendar month, the particular Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and interest on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

   All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upwards).

   With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the particular Interest Period and will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes as to which the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate is an applicable Interest Rate Basis, or by the actual number of days in the year, in the case of Floating Rate Notes as to which the CMT Rate or the Treasury Rate is an applicable Interest Rate Basis. The interest factor for Floating Rate Notes as to which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only the applicable Interest Rate Basis specified in the applicable pricing supplement applied.

   The Calculation Agent shall determine the rate derived from each Interest Rate Basis in accordance with the following provisions.

   CD Rate. "CD Rate" means:

  (1) the rate on the particular Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) (as defined below) under the heading "CDs (secondary market)", or

  (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date for negotiable United States dollar certificates of deposit of the particular Index Maturity as published in H.15 Daily Update (as defined below), or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)", or

  (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money market banks for negotiable United States certificates of deposit with a remaining maturity closest to the particular Index Maturity in an amount that is representative for a single transaction in that market at that time, or

  (4) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (3), the CD Rate in effect on the particular Interest Determination Date.

   "H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

   "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

   CMT Rate. "CMT Rate" means:

  (1) if CMT Telerate Page 7051 is specified in the applicable pricing supplement:

       (a) the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Treasury Constant Maturities", as the yield is displayed on Bridge Telerate, Inc. (or any successor service) on page 7051 (or any other page as may replace the specified page on that service) ("Telerate Page 7051"), for the particular Interest Determination Date, or

       (b) if the rate referred to in clause (a) does not so appear on Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at "constant maturity" having the particular Index Maturity and for the particular Interest Determination Date as published in H.15(519) under the caption "Treasury Constant
    Maturities", or

       (c) if the rate referred to in clause (b) does not so appear in H.15(519), the rate on the particular Interest Determination Date for the period of the particular Index Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

       (d) if the rate referred to in clause (c) is not so published, the rate on the particular Interest Determination Date calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three leading primary United States government securities dealers in The City of New York (which may include the agents or their affiliates) (each, a "Reference Dealer"), selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

       (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

       (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

       (g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular Interest Determination Date calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

       (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the particular Interest Determination Date.

  (2) if CMT Telerate Page 7052 is specified in the applicable pricing supplement:

       (a) the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption "Treasury Constant Maturities", as the yield is displayed on Bridge Telerate, Inc. (or any successor service) (on page 7052 or any other page as may replace the specified page on that service) ("Telerate Page 7052"), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

       (b) if the rate referred to in clause (a) does not so appear on Telerate Page 7052, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the particular Index Maturity and for the week or month, as applicable, preceding the particular Interest Determination Date as published in H.15(519) opposite the caption "Treasury Constant Maturities," or

       (c) if the rate referred to in clause (b) does not so appear in H.15(519), the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the particular Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

       (d) if the rate referred to in clause (c) is not so published, the rate on the particular Interest Determination Date calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

       (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

       (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at the time, or

       (g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular Interest Determination Date calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest or the lowest of the quotations will be eliminated, or

       (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on that Interest Determination Date.

   If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular Index Maturity, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

   Commercial Paper Rate. "Commercial Paper Rate" means:

  (1) the Money Market Yield, (as defined below), on the particular Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Commercial Paper--Nonfinancial", or

  (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Money Market Yield of the rate on the particular Interest Determination Date for commercial paper having the particular Index Maturity as published in
      H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper--Nonfinancial", or

  (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on that Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the particular Index Maturity placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization, or

  (4) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (3), the Commercial Paper Rate in effect on the particular Interest Determination Date.

   "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

             Money Market Yield =                 D X 360     X 100
                                               -------------
                                               360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

   Eleventh District Cost of Funds Rate. "Eleventh District Cost of Funds Rate" means:

  (1) the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the particular Interest Determination Date falls as set forth under the caption "11th District" on the display on Bridge Telerate, Inc. (or any successor service) on page 7058 (or any other page as may replace the specified page on that service) ("Telerate Page 7058") as of 11:00 A.M., San Francisco time, on that Interest Determination Date, or

  (2) if the rate referred to in clause (1) does not so appear on Telerate Page 7058, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding that Interest Determination Date, or

  (3) if the Federal Home Loan Bank of San Francisco fails to announce the Index on or prior to the particular Interest Determination Date for the calendar month immediately preceding that Interest Determination Date, the Eleventh District Cost of Funds Rate in effect on the particular Interest Determination Date.

   Federal Funds Rate.  "Federal Funds Rate" means:

  (1) the rate on the particular Interest Determination Date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" and displayed on Bridge Telerate, Inc. (or any successor service) on page 120 (or any other page as may replace the specified page on that service) ("Telerate Page 120"), or

  (2) if the rate referred to in clause (1) does not so appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (Effective)", or

  (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include the Agents or their affiliates), selected by the Calculation Agent prior to 9:00 A.M., New York City time, on that Interest Determination Date, or

  (4) if the brokers so selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate in effect on the particular Interest Determination Date.

   LIBOR. "LIBOR" means:

  (1) if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, that appears on the LIBOR Page as of 11:00 A.M., London time, on the particular Interest Determination Date, or

  (2) if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates, calculated by the Calculation Agent, or the offered rate, if the LIBOR Page by its terms provides only for a single rate, for deposits in the LIBOR Currency having the particular Index Maturity, commencing on the related Interest Reset Date, that appear or appears, as the case may be, on the LIBOR Page as of 11:00 A.M., London time, on the particular Interest Determination Date, or

  (3) if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular Interest Determination Date on the LIBOR Page as specified in clause (1) or (2), as applicable, the rate calculated by the Calculation Agent of at least two offered quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks (which may include affiliates of the Agents), in the London interbank market to provide the Calculation Agent with its offered quotation for deposits in the LIBOR Currency for the period of the particular Index Maturity, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

  (4) if fewer than two offered quotations referred to in clause (3) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on the particular Interest Determination Date by three major banks (which may include affiliates of the Agents), in that Principal Financial Center selected by the Calculation Agent for loans in the LIBOR Currency to leading European banks, having the particular Index Maturity and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

  (5) if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (4), LIBOR in effect on the particular Interest Determination Date.

   "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

   "LIBOR Page" means either:

  . if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

  . if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

   Prime Rate. "Prime Rate" means:

  (1) the rate on the particular Interest Determination Date as published in H.15(519) under the caption "Bank Prime Loan", or

  (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Bank Prime Loan", or

  (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page (as defined below) as the applicable bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on that Interest Determination Date, or

  (4) if fewer than four rates referred to in clause (3) are so published by 3:00 p.m., New York City time, on the related Calculation Date, the rate calculated by the Calculation Agent as the particular Interest Determination Date calculated by the Calculation Agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that Interest Determination Date by three major banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent, or

  (5) if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (4), the Prime Rate in effect on the particular Interest Determination Date.

   "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "US PRIME 1" page (or any other page as may replace that page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

   Treasury Rate. "Treasury Rate" means:

  (1) the rate from the auction held on the Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace that page on that service) ("Telerate Page 56") or page 57 (or any other page as may replace that page on that service) ("Telerate Page 57"), or

  (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High", or

  (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

  (4) if the rate referred to in clause (3) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or

  (5) if the rate referred to in clause (4) not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or

  (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Interest Determination Date, of three primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

  (7) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular Interest Determination Date.

   "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

             Bond Equivalent Yield =                D X N      X 100
                                                -------------
                                                360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable Interest Reset Period.

Other/Additional Provisions; Addendum

   Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Stated Maturity Date, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face of the applicable Notes or in an Addendum relating to the applicable Notes, if so specified on the face of the applicable Notes, and, in each case, as specified in the applicable pricing supplement.

Discount Notes

   We may from time to time offer Notes ("Discount Notes") that have an Issue Price (as specified in the applicable pricing supplement) that is less than 100% of the principal amount thereof (i.e. par) by more than a percentage equal to the product of 0.25% and the number of full years to the Stated Maturity Date. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of a Discount Note and par is referred to as the "Discount." In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the Holder of a Discount Note will be equal to the sum of:

  . the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of the applicable Discount Note, if applicable, multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable); and

  . any unpaid interest accrued on the Discount Notes to the date of the redemption, repayment or acceleration of maturity, as the case may be.

   For purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note will be determined using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to the Discount Note and an assumption that the maturity of a Discount Note will not be accelerated. If the period from the date of issue to the first Interest Payment Date for a Discount Note (the "Initial Period") is shorter than the compounding period for the Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Indexed Notes

   We may from time to time offer Notes ("Indexed Notes") with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies relative to an indexed currency or to other items, in each case as specified in the applicable pricing supplement. In certain cases, Holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable pricing supplement. See also "Risk Factors."

Amortizing Notes

   We may from time to time offer Notes ("Amortizing Notes") with the amount of principal thereof and interest thereon payable in installments over their terms. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable pricing supplement, including a table setting forth repayment information for such Amortizing Notes.

Book-Entry Notes

   We have established a depositary arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable pricing supplement.

   Upon issuance, all Book-Entry Notes of like tenor and terms up to $400,000,000 aggregate principal amount will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or another nominee of the Depositary to a successor of the Depositary or a nominee of a successor to the Depositary.

   So long as the Depositary or its nominee is the registered holder of a Global Security, the Depositary or its nominee, as the case may be, will be the sole owner of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided below, the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the registered holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if that Beneficial Owner is not a Participant, on the procedures of the Participant through which that Beneficial Owner owns its interest in order to exercise any rights of a registered holder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

   Each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the Global Securities or we become aware that the Depositary has ceased to be a clearing agency registered under the Exchange Act and, in any such case we fail to appoint a successor to the Depositary within 60 calendar days, (ii) we, in our sole discretion, determine that the Global Securities shall be exchangeable for Certificated Notes or (iii) an Event of Default has occurred and is continuing with respect to the Notes under the Indenture. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

   The following is based on information furnished by the Depositary:

   The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $400,000,000, one Global Security will be issued with respect to each $400,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

   The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

   Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

   To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to a company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

   Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Company and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

   If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

   A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by us, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

   The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

   We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

   The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that we believe to be reliable, but neither we nor any Agent takes any responsibility for the accuracy thereof.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

General

   Unless otherwise specified in the applicable pricing supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the Specified Currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents and, with respect to Foreign Currency Notes, is by necessity incomplete. We and the Agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, their Foreign Currency Notes. These purchasers should consult their own financial and legal advisors with regard to these risks. See "Risk Factors--Exchange Rates and Exchange Controls."

Payment of Principal, Premium, if any, and Interest, if any

   Unless otherwise specified in the applicable pricing supplement, we are obligated to make payments of principal of, and premium, if any, and interest, if any, on, a Foreign Currency Note in the Specified Currency. Any amounts so payable by us in the Specified Currency will be converted by the exchange rate agent named in the applicable pricing supplement (the "Exchange Rate Agent") into United States dollars for payment to the registered holders thereof unless otherwise specified in the applicable pricing supplement or a registered holder elects, in the manner described below, to receive these amounts in the Specified Currency.

   Any United States dollar amount to be received by a registered holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by us for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on that payment date in the aggregate amount of the Specified Currency payable to all registered holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the registered holders of Foreign Currency Notes by deductions from any payments. If three bid quotations are not available, payments will be made in the Specified Currency.

   Registered holders of Foreign Currency Notes may elect to receive all or a specified portion of any payment of principal, premium, if any, and/or interest, if any, in the Specified Currency by submitting a written request to the Trustee at its corporate trust office in The City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. This written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. This election will remain in effect until revoked by written notice delivered to the Trustee on or prior to a Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Registered holders of Foreign Currency Notes to be held in the name of a broker or nominee should contact their broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

   Unless otherwise specified in the applicable pricing supplement, if the Specified Currency is other than United States dollars, a Beneficial Owner of a Global Security which elects to receive payments of principal, premium, if any, and/or interest, if any, in the Specified Currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of its election. The applicable Participant must notify the Depositary of its election on or prior to the third Business Day after the applicable Record Date or at least twelve calendar days prior to the Maturity Date, as the case may be, and the Depositary will notify the Trustee of that election on or prior to the fifth Business Day after the applicable Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the Participant from the applicable Beneficial Owner and forwarded by the Participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then the applicable Beneficial Owner will receive payments in the Specified Currency.

   We will make payments of the principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in United States dollars in the manner specified herein with respect to Notes denominated in United States dollars. See "Description of Notes--General." We will make payments of interest, if any, on Foreign Currency Notes which are to be made in the Specified Currency on an Interest Payment Date other than the Maturity Date by check mailed to the address of the registered holders of their Foreign Currency Notes as they appear in the Security Register, subject to the right to receive these interest payments by wire transfer of immediately available funds under the circumstances described under "Description of Notes--General." We will make payments of principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in the Specified Currency on the Maturity Date by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by the applicable registered holder, provided the particular bank has appropriate facilities to make these payments and the particular Foreign Currency Note is presented and surrendered at the office or agency maintained by the Company for this purpose in the Borough of Manhattan, The City of New York, in time for the Trustee to make these payments in accordance with its normal procedures.

Availability of Specified Currency

   If the Specified Currency for Foreign Currency Notes is not available for any required payment of principal, premium, if any, and/or interest, if any, due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to the registered holders of these Foreign Currency Notes by making payments in United States dollars on the basis of the Market Exchange Rate, computed by the Exchange Rate Agent, on the second Business Day prior to the particular payment or, if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate.

   The "Market Exchange Rate" for a Specified Currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for the Specified Currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

   All determinations made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the registered holders of the Foreign Currency Notes.

Judgments

   Under current New York law, a state court in the State of New York would be required to render a judgment in respect of a Foreign Currency Note in the Specified Currency, and a judgment in the Specified Currency would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, registered holders of Foreign Currency Notes would be subject to exchange rate fluctuations between the date of entry of a foreign currency judgment and the time when the amount of the foreign currency judgment is paid in United States dollars and converted by the applicable registered holder into the Specified Currency. It is not certain, however, whether a non-New York state court would follow the same rules and procedures with respect to conversions of foreign currency judgments.

   We will indemnify the registered holder of any Note against any loss incurred as a result of any judgment or order being given or made for any amount due under the particular Note and that judgment or order requiring payment in a currency (the "Judgment Currency") other than the Specified Currency, and as a result of any variation between:

  . the rate of exchange at which the Specified Currency amount is converted into the Judgment Currency for the purpose of that judgment or order; and

  . the rate of exchange at which the registered holder, on the date of payment of that judgment or order, is able to purchase the Specified Currency with the amount of the Judgment Currency actually received.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. This disclosure deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. This disclosure does not deal with holders other than original purchasers, except as otherwise specifically noted. Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

   As used herein, the term "holder" means a beneficial owner of a Note that is for United States Federal income tax purposes

  . a citizen or resident of the United States,

  . a corporation or partnership (including an entity treated as a corporation or partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, other than a partnership that is not treated as a United States person under any applicable Treasury regulations,

  . an estate whose income is subject to United States federal income tax regardless of its source,

  . a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

  . any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business.

   Notwithstanding the preceding, to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be so treated, shall also be considered holders. As used herein, the term "non-United States holder" means a beneficial owner of a Note that is not a holder as defined above.

United States Holders

   Original Issue Discount. A Note, other than any Note with a term of one year or less, will generally be considered issued with original issue discount if the stated redemption price at maturity of a Note exceeds its issue price by more than a de minimis amount described below. If a Note is issued with original issue discount, a holder will be required, regardless of such holder's accounting method, to include in income any original issue discount calculated under the constant-yield method before the receipt of cash payments attributable to original issue discount. Such holder of the Note will also be required to include in income as ordinary interest income any payments of qualified stated interest at the time such payments are accrued or received, depending on the holder's regular method of tax accounting.

   For purposes of determining whether a Note is issued with original issue discount, i.e., whether the stated redemption price at maturity of the Note exceeds the issue price by more than de minimis amount, the issue price of the
Note is the first price at which a substantial amount of such Notes has been sold, but ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Note is the sum of all payments provided by the Note, other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate. A de minimis amount is defined as 1/4 of 1% of the Note's stated redemption price at maturity, multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest prior to maturity, multiplied by the weighted average maturity of such Note. If a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note, e.g., a Note issued with teaser rates or interest holidays, and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note--in either case representing the excess of the Note's stated principal amount over its issue price--equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than as qualified stated interest.

   Under the constant yield method, the amount of original issue discount included in income by the initial holder of a Note issued with original issue discount is the sum of the daily portions of original issue discount with respect to such Note for each day during the taxable year, or portion of the taxable year, on which such holder held such Note. The "daily portion" of original issue discount is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between:

  . the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period, and

  . the amount of any qualified stated interest payments allocable to such accrual period.

   The "adjusted issue price" of a Note at the beginning of any accrual period is the sum of the issue price of the Note, increased by the amount of original issue discount allocable to all prior accrual periods, and decreased by the amount of any prior payments on the Note that were not qualified stated interest payments.

   Acquisition Premium. A holder who purchases a Note issued with original issue discount for an amount in excess of its adjusted issue price as of the purchase date but for less than or equal to the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Note at an "acquisition premium" equal to the amount of such excess. If a holder does not make the election to treat all interest as original issue discount, the holder may reduce, but not below zero, portions of each daily portions of original issue discount accruing by a fraction the numerator of which is the excess of the holder's adjusted basis in the Note immediately after the purchase by such holder over the Note's adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase by such holder, other than payments of qualified stated interests, over the Note's adjusted issue price.

   Market Discount. A Note will have "market discount" if a holder purchases a Note, other than a Note with the fixed maturity of less than one year, for an amount that is less than its issue price or, in the case of a subsequent purchaser, its stated redemption price at maturity. For a Note issued with original issue discount, a "market discount" will exist if the purchase price is less than the Note's "revised issue price" as of the purchase date, defined as the sum of the issue price and all original issue discount includible in the income of all holders of such Note prior to the acquisition by the current holder. In either case, a "market discount" will not be deemed to exist unless exceeding a specified de minimis amount.

   Market discount, if any, accrues from the day after the purchase date of a Note up to and including the maturity date. Market discount, when recognized by a holder, is generally treated as interest income for federal income tax purposes. A holder of a Note with market discount will be required to treat any gain realized on the maturity or disposition of such Note as ordinary income to the extent of the accrued market discount. Any partial principal payment received by the holder, or in the case of a Note with original issue discount, any payment that does not constitute qualified stated interest, will constitute ordinary income to the extent of the market discount that has not been previously included in income and is treated as having accrued at the time of such payment. Alternatively, a holder may elect to include market discount as interest income currently as it accrues. Such an election will apply to all debt instruments acquired by the holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service.

   Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless a holder elects to accrue market discount under the constant yield method. Such an election shall apply only to the Note with respect to which is made and may not be revoked. A holder may be required, if the election to include market discount currently in income is not made, to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions.

   Notes With Alternative Payment Schedules. If a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, with one such schedules significantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur, other than any mandatory sinking fund, the Notes will be subject to the rules applicable to contingent debt instruments as described below.

   If we or a holder of a Note has an unconditional option or options to accelerate or defer payments, exercisable on one or more dates during the term of a Note, that, if exercised, would require payments to be made on the Note under an alternative payment schedule or schedules, then in the case we have such option, we will be deemed to exercise or not exercise such option if the effect of such action is to minimize the yield on the Note. In the case a holder has such option, it will be deemed to exercise or not exercise such option if the effect of such action is to maximize the yield on the Notes.

   If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the rules discussed above, then, except to the extent that a portion of the Note is repaid as a result of the change in the circumstances and solely for purposes of determining the amount and accrual of original issue discount, the yield and maturity of the Note are redetermined by treating the Note as having been retired and reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

   Variable Rate Notes. Notes that provide for payments of interest other than at a single fixed rate may be subject to the variable rate debt instruments rules, provided that the terms of such Notes do not provide for contingent payments ("Variable Notes"). If a Note is issued for non-publicly traded property or provides for contingent interest, it will not qualify as a Variable Note, but rather will be subject to the special rules applicable to contingent debt instruments. A Note will qualify as a variable rate debt instrument if its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount, and if it provides for stated interest, payable or compounded at least annually, at current values of the following rates or combinations of rates. A Note will be a Variable Note if interest is payable or compounded at one or more qualified floating rates, a single fixed rate and one or more qualified floating rates, a single objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate.

   A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated, or a fixed multiple of such a rate that is greater or equal to .65 but not greater than 1.35 multiple, even if increased or decreased by a fixed rate. Two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note, such as two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date, will also constitute a qualified floating rate. However, a rate is not a qualified floating rate if subject to certain restrictions, for example a maximum numerical limitation such as a cap or a minimum numerical limitation such as a floor, unless such cap or floor is fixed throughout the term of the Note or is not reasonably expected to significantly affect the yield on the Note.

   An "objective rate" is a rate, other than a qualified floating rate, that is determined by using a single fixed formula and that is based on objective financial or economic information. A variable rate will not qualify as an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note's term will be significantly lesser or significantly greater than the average value of the rate during the final half of the Note's terms. Further, a variable rate will not qualify as an objective rate if it is set based on information within the control of the issuer or a related party or information unique to the circumstances of the issuer or a related party, such as dividends, profits, or the value of the issuer's stock, except that a rate will not fail to be an objective rate merely because based on the credit quality of the issuer. An objective rate will be a "qualified inverse floating rate" if equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. If a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate so, for example, the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points, then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

   A Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term, with the stated interest unconditionally payable at least annually in cash or property, other than payable in debt instruments of the issuer, will generally not be treated as having been issued with original issue discount, unless issued at a price below its stated principal amount in excess of a specified de minimis amount. All stated interest on such Variable Note will constitute qualified stated interest and will be taxed in hands of a holder in the manner described below. If such Variable Note is deemed to be issued with original issue discount, the amount of qualified stated interest and the amount of original issue discount that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate. The qualified stated interest allocable to an accrual period is increased or decreased if the interest actually paid during an accrual period exceeds or is less than, respectively, the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

   For any other Variable Note, to determine original issue discount and qualified stated interest, a Variable Note will be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. In the case of objective rate, other than a qualified inverse floating rate, provided for under the terms of the Variable Note, it is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate, or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate. Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

   Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a holder of the Variable Note will account for such original issue discount and qualified stated interest as if the holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount, as appropriate, assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

   Contingent Debt Instruments. If a Note provides for contingent payments and does not qualify as a "variable rate debt instrument" or an "alternative payment debt instrument" discussed above, then such Note will constitute a contingent payment debt obligation subject to the contingent debt instrument final regulations. Generally, if a Note is a "contingent debt instrument", certain adverse tax consequences may result. For example, if a Note is a "contingent debt instrument", any gain recognized by a holder on the sale, exchange, or retirement of such contingent payment debt instrument will be treated as ordinary income and, depending upon the circumstances, all or a portion of any loss realized could be treated as ordinary loss and not as capital loss. Purchasers of Notes that are considered to be contingent debt instrument should consult with their own tax advisor with respect to the purchase of such Notes.

   Election to Include All Interest In Income. Holders may generally elect to include in income all interest that accrues on a Note by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

   Short-Term Notes. Certain short term Notes with the fixed maturity of one year or less will generally be acquired by holders with original issue discount or acquisition discount since none of the stated interest on such note is considered "qualified stated interest". Individuals and other cash method holders are generally not required to currently include in income any original issue discount attributable to the short term Notes, unless such cash method holder elects to do so. If the election is not made, any gain realized on a short term Note by a cash method holder will constitute ordinary interest income to the extent of any ratable portion of original issue discount attributable to the short-term Note that was accrued but was not recognized by such cash method holder. If a non-electing cash method holder of a short term Note financed its purchase of the short term Note with borrowed funds, any interest deduction attributable to such borrowing will be deferred until a corresponding amount of income is realized. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue and include in income acquisition discount on a short term Note on a straight-line basis, unless an election to accrue and include in income the acquisition discount under a constant yield method is made.

   Bond Premium. If a holder purchases a Note for an amount that is greater than the amount payable on the maturity of the Note, such holder will be considered to have purchased the Note with "amortizable bond premium" equal to the amount of such excess. A holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. If the amortizable bond premium allocable to an accrual period exceeds the amount of interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the holder's prior interest inclusion with regard to the Note; any excess not allowed as a deduction is generally carried forward and allocable to the next accrual period. However, if the Note may be optionally redeemed after the holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the

Note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service.

   Disposition of a Note. Upon the sale, exchange or retirement of a Note, a holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement, and such holder's adjusted tax basis in the Note, except for any accrued qualified stated interest which be taxable as ordinary income. A holder's adjusted tax basis in a Note generally will equal such holder's initial investment in the
Note increased by any original issue discount included in income and any accrued market discount that the holder has included in income, but decreased by the amount of any payments, other than qualified stated interest payments, received and amortized bond premium. The cost of the holder's initial investment in the Note purchased with a foreign currency will generally be the United States dollar value of the purchase price on the date of purchase. In the case of Notes traded on an established securities markets, as defined in the applicable Treasury Regulations, a holder that uses the cash method of tax accounting, and, if so elects, a holder that uses the accrual method of tax accounting, will determine the United States dollar value of such Note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of subsequent adjustments to a holder's basis in a foreign currency Note with regard to original issue discount, market discount and bond premium denominated in a specified currency will be determined in the manner described under "Original Issue Discount", "Market Discount" and "Bond Premium".

   Except as discussed with respect to foreign currency gain or loss, market discount and short term Notes, any gain or loss recognized by the holder upon the taxable disposition of a Note will generally be long-term capital gain or loss if the holder's holding period for the Note exceeds one year. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

   The amount realized on a sale or retirement of a Note for an amount in foreign currency will be the United States dollar value of such amount on the date payment is received by a cash method holder, or the date of the disposition in the case of an accrual method. In the case of the Notes that were traded on an established securities market and disposed by a cash method holder, or an accrual method holder who so elects, the United States value of the foreign currency amount realized will be measured by the exchange rate on the settlement date of the disposition. Any gain or loss recognized by a holder upon the disposition or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, such exchange gain or loss is taken into account only to the extent of total gain or loss realized in the transaction.

   A holder who purchases a Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such holder's tax basis in the foreign currency and the United States dollar fair market value of the foreign currency used to purchase the Note, determined on the date of purchase.

   Payment of Interest. Payments of "qualified stated interest", as defined above, on a Note, whether payable in United States dollars or foreign currency, generally will be taxable to a holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting. A holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Note, other than original issue discount or market discount, in currency other than United States dollars, will be required to include in income the United States dollar value of such foreign currency payment based on the spot exchange rate on the date the payment is received, regardless of whether the payment is in fact converted to United States dollars at that time. Such United States dollar value will be the holder's tax basis in such foreign currency.

   A holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income under either of two methods described below the United States dollar value of the amount of interest income, including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable, that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. Under the first method, the United States dollar value of such accrued income will be determined by translating it at the average exchange rate for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. However, a holder using the accrual method of tax accounting may elect to use the second method under which accrued interest income will be translated by using the spot exchange rate on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a holder may translate such interest using the spot exchange rate on the date of the payment receipt. The above election will apply to all other debt obligations held by the accrual method holder and may not be changed without the consent of the Internal Revenue Service. A holder should consult a tax advisor before making the above election.

   Upon receipt of the interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note denominated in or determined by reference to a foreign currency, an accrual method holder will recognize exchange gain or loss, except to the extent such accrual method holder uses the spot exchange rate on the date such payment is received. Such gain or loss will be treated as ordinary income or loss, measured by the difference, if any, between the average exchange rate used to accrue interest income or the exchange rate used under the second method described above if the holder elects the second method, and the exchange rate in effect on the date of receipt.

   Original Issue Discount and Foreign Currency. In the case of a foreign currency Note issued with original issue discount or a short-term Note, original issue discount is first determined in units of the applicable foreign currency for each accrual period under the constant yield method described above. All payments on a Note with original issue discount, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued original issue discount, to the extent thereof, with payments attributed first to the earlier accrued original issue discount, and then as payments of principal. With respect to both cash method taxpayers and accrual method taxpayers, such original issue discount is translated into United States dollars in the described above manner used to translate qualified stated interest received by an accrual method holder. Upon the receipt of an amount attributable to original issue discount that is not qualified stated interest or upon the sale or retirement of a Note, a holder may recognize exchange gain or loss which will be treated as ordinary gain or loss. Such gain or loss will be measured by the difference between the amount received, translated into United States dollars at the spot exchange rate on the date of receipt, and the amount previously accrued and translated into United States dollars in the manner described above.

   Market Discount and Foreign Currency. In the case of a Note with market discount, market discount is first determined in units of the foreign currency in which such Note is denominated. If accrued market discount is currently includible in income of a holder, then such discount is translated into the functional currency of the holder at the average exchange rate for the accrual period. For purposes of determining exchange gain or loss, if any, the market discount is treated like interest income and the rules applicable to the determination of exchange gain or loss with respect to interest income described above apply. However, if the market discount is not currently included in income of a holder, the market discount is translated into the functional currency of the holder at the spot exchange rate on the date the
Note is disposed of. In that case, no part of the accrued market discount is treated as exchange gain or loss.

   Bond Premium and Foreign Currency. With respect to a Note with amortizable bond premium, such bond premium is first determined in the foreign currency in which the Note is denominated. The bond premium measured in foreign currency reduces interest income in units of the foreign currency. Although not entirely clear, at the time amortized bond premium offsets interest income, a holder should recognize exchange gain or loss equal to the difference between the United States dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the United States dollar value of the bond premium determined on the date of the acquisition of the Note.

Non-United States Holders

   A non-United States holder of a Note, defined as a person or entity who is not a United States resident for Federal income tax purposes, will generally not be subject to United States withholding tax with respect to the payments of principal, premium, if any, or interest, including original issue discount, on a Note, provided that the beneficiary owner supplies a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements, or, with respect to payments made after December 31, 2000, satisfies the documentary evidence requirements that must be met to establish that the holder is a non-United States holder.

   United States withholding tax may apply, however, to certain payments made under any Notes that are considered contingent debt obligation. In addition, any such holder may be subject to United States withholding tax if such holder:

  . holds directly or indirectly 10% or greater amount of our shares;

  . is a controlled foreign corporation "related" to us within the meaning of
    Section 881(c)(3)(C) of the Code; or

  . is a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

   Generally, a non-United States holder will not be subject to United States Federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a Note, unless, in the case of an individual, such individual non-United States holder was deemed to or was actually present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions were met. However, a non-United States holder of a Note that is subject to United States taxation on a net income basis, generally will be taxable with respect to any payments made under the Notes pursuant to the discussed above rules applicable to United States holders of the Notes. Special rules might apply to a non-United States holder that is a qualified resident of a country with which the United States has an income treaty.

Backup Withholding

 United States Holders

   With respect to a particular "holder" of the Notes, with the term "holder" defined above, we will be required to file with the Internal Revenue Service information returns in connection with payments made under the Notes. In addition, such holders may be subject to a 31% backup withholding tax on such payments if they fail to provide their taxpayer identification numbers in the required manner, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. Such holder may also be subject to backup withholding and information reporting with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

 Non-United States Holders

   With respect to non-United States holders, backup withholding and information reporting will not apply to payments on the Notes if the beneficial owner either certifies its non-United States holder status under penalties of perjury and, for payments made after December 31, 2000, also satisfies documentary evidence requirements for establishing its non-United States holder status, or otherwise establishes an exemption. Generally, individuals are not exempt recipients, thus generally subject to backup withholding, whereas corporations and certain other entities are exempt recipients, thus generally not subject to backup withholding.

   Information reporting requirements and backup withholding tax will apply to the payment of the proceeds of the sale of a Note through the United States office of a broker, unless the beneficial owner certifies his/her non-United States holder status under penalties of perjury or otherwise establishes an exemption.

   Information reporting requirements and backup withholding tax generally will not apply to any payment of the proceeds of the sale of a Note effected by a foreign office of a foreign broker. Information reporting, but not backup withholding, will apply, however, if such foreign broker:

  . derives more than 50% of its gross income particular periods from the conduct of a trade or business in the United States;

  . is a controlled foreign corporation for United States Federal income tax purposes;

  . for payments made after December 31, 2000, is a foreign partnership that, at any time during its taxable year is 50% or more, by income or capital interest, owned by United States holders or is engaged in the conduct of a United States trade or business, and such broker does not have documentary evidence in its records indicating that the beneficial owner is a non-United States holder and that certain other conditions were met or that the beneficial owner otherwise established an exemption.

   Any amounts withheld under the backup withholding rules from a payment to a beneficial owner should be allowed as a refund or a credit against such beneficial owner's United States Federal income tax, provided that the required information is furnished to the Internal Revenue Service.

   The U.S. Department of Treasury issued the final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on amounts paid to non-United States persons that will generally apply to payments made after December 31, 2000. Prospective investors should consult their tax advisors regarding the effect, if any, of such new Treasury regulations on an investment in the Notes. Among other things, under the final withholding regulations, with respect to payments made after December 31, 2000 to a fiscally transparent entity and for purposes of applying the information reporting requirements and withholding requirements, the beneficial owner means each of the ultimate beneficial owners of such fiscally transparent entity.

                              PLAN OF DISTRIBUTION

   We are offering the Notes on a continuing basis for sale to or through Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNY Capital Markets, Inc., Chase Securities, Inc., First Union Securities, Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (the "Agents"). The Agents, individually or in a syndicate, may purchase Notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. However, we may agree with an Agent for that Agent to utilize its reasonable efforts on an agency basis on our behalf to solicit offers to purchase Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement. We will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of each Note, depending upon its stated maturity, sold through that Agent as our agent. We will negotiate commissions with respect to Notes with stated maturities equal to or in excess of 30 years that are sold through an Agent as our agent at the time of the related sale.

   We may add additional Agents, reduce the number of Agents or replace one or more Agents with new Agents. We will disclose any such change in the applicable pricing supplement or in a supplement to the prospectus supplement.

   Unless otherwise specified in the applicable pricing supplement, any Note sold to an Agent as principal will be purchased by that Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. An Agent may sell Notes it has purchased from us as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with that purchase. An Agent may allow, and dealers may reallow, a discount to certain other dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

   We reserve the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly by us or through an Agent). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

   Unless otherwise specified in the applicable pricing supplement, you will be required to pay the purchase price of your Notes in immediately available funds in the Specified Currency in The City of New York on the date of settlement. See "Description of Notes--General."

   Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that a secondary market for the Notes will develop or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

   In connection with an offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, the applicable Agents will be permitted to engage in certain transactions that stabilize the price of Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If those Agents create a short position in Notes, i.e., if they sell Notes in an amount exceeding the amount referred to in the applicable pricing supplement, they may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of these type of purchases.

   Neither we nor any Agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of Notes. In addition, neither we nor any Agent makes any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

   The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof.

   In the ordinary course of their respective businesses, the Agents and their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and certain of our affiliates.

   From time to time, we may sell other securities referred to in the accompanying prospectus, and the amount of Notes offered hereby may be reduced as a result of these sales.

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                                  $200,000,000

                       Cabot Industrial Properties, L.P.

                           Series A Medium-Term Notes
                   Due Nine Months or More From Date of Issue

                        -------------------------------
                             PROSPECTUS SUPPLEMENT
                        -------------------------------

                              Merrill Lynch & Co.

                           BNY Capital Markets, Inc.

                             Chase Securities Inc.

                          First Union Securities, Inc.

                              Goldman, Sachs & Co.

                               J.P. Morgan & Co.

                               September 7, 2000

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